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                                  NEWS RELEASE



DATE:               January 12, 2000
CONTACT:            James D. Rose, President
TELEPHONE:          (505) 324-9542

                        FIRST PLACE FINANCIAL CORPORATION

FARMINGTON, NEW MEXICO -- Richard I. Ledbetter, chairman of the board and chief executive officer of First Place Financial Corporation, has announced that at a Special Meeting of Shareholders, held January 11, 2000 in Farmington, New Mexico, shareholders of First Place overwhelmingly approved the sale of the company to Wells Fargo & Company. Of the 1,956,687 votes cast, 1,635,236, or
83.57 percent, voted in favor of the transaction. The deal is expected to close before the end of January.

Under the terms of the agreement with Wells Fargo, First Place shareholders will receive 4,600,000 shares of Wells Fargo stock, or approximately two shares of Wells Fargo for each share of First Place. Based on the closing price of Wells Fargo stock on January 11, 2000, the deal has a total market value of approximately $171,350,000.

First Place is the largest bank holding company headquartered in New Mexico and owns the First National Bank of Farmington, Capital Bank, Albuquerque, Western Bank, Gallup, and Burns National Bank of Durango, Colorado. Jim Rose, president of First Place, reported that as part of the transaction, Burns National Bank of Durango and Western Bank, Gallup are being sold to Pinnacle Bancorporation of Aurora, Nebraska. The sale of the two banks was necessary to resolve potential market concentration issues. Wells Fargo currently operates banks in each of these markets.

According to Rose, the actual merger of First National Bank and Capital Bank into Wells Fargo Bank New Mexico is scheduled for mid-March. At that time, the names of the two banks will change to Wells Fargo.

"The sale of our company was a very difficult and emotional decision," said Ledbetter, "and our board of directors should be commended for being able to focus on the long-term merits of the transaction rather than the emotional issues. There simply isn't a better company to partner with than Wells Fargo. We are really excited about what this means for our customers - there won't be a financial need that they might have that we will not be able to provide."